Company Contact:

William Swain
1.800.GraphOn
Bill.Swain@GraphOn.com


         GraphOn Corporation Announces Definitive Agreement to Acquire a
                    Privately Held Network Solutions Company

SANTA CRUZ, CA, USA - December 6, 2004 -- GraphOn Corporation (OTCBB: GOJO.OB) today announced that it has signed a definitive agreement to acquire a privately held network solutions company, in exchange for 10,000,000 shares of GraphOn common stock and the payment of certain outstanding liabilities aggregating approximately $900 thousand. Consummation of the acquisition is subject to a number of conditions, including the approval of the shareholders of the company to be acquired, the settlement of certain of legal proceedings and disputes of the company to be acquired, and completion of a $3.2 million equity financing. In connection with the acquisition, GraphOn has reached an informal understanding with investors with respect to a proposed equity financing, although a definitive agreement remains to be negotiated. No other terms of this acquisition, which is expected to be completed by the end of the year, were announced. There can be no assurance that the acquisition and related equity financing will be completed.

Robert Dilworth will continue as GraphOn's chief executive officer following this acquisition.

"Our interest in acquiring this company, which does not have active operations, is to capitalize on its patent portfolio. We believe that it has valuable intellectual property that has not been effectively exploited," Mr. Dilworth said. "This acquisition, along with the additional infusion of capital, is expected to open new opportunities for our business model," Mr. Dilworth concluded.

The issuance of the shares by GraphOn in the merger and the financing will not be registered under the Securities Act of 1933 and the shares issued may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. About GraphOn Corporation

For over a decade, GraphOn Corporation has been an innovator and developer of business connectivity software. GraphOn's high performance software provides fast remote access, cross platform capability, and a centralized architecture that delivers a dramatically lower cost of ownership to the user. Using GO-Global, any application can be simply and easily Web enabled without any software modification required, allowing applications to be run from browsers or portals. GraphOn, which markets its solutions through OEM licenses, independent software vendors (ISVs), application providers (ASPs), value-added resellers
(VARs) and systems integrators, is headquartered in Santa Cruz, CA and is traded on the Over the Counter Bulletin Board under the ticker GOJO (OTCBB:GOJO.OB). For more information, please visit the company's Web site at http://www.graphon.com.

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This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may differ due to factors such as material adverse events affecting either company, the inability of either company to satisfy the conditions to completion of the merger, or the inability to effectively realize upon the patent portfolio of the company to be acquired. . Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.


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